BNY FINANCIAL CORPORATION
A WHOLLY OWNED SUBSIDIARY OF THE BANK OF NEW YORK
NEW YORK'S FIRST BANK - FOUNDED 1784 BY ALEXANDER HAMILTON

1290 AVENUE OF THE AMERICAS, NEW YORK. N.Y. 10104
212-408-7000

August 13, 1998

World Airways, Inc.
13873 Park Center Road Suite 490
Herndon, VA 22071

RE:  Restated and Amended Accounts Receivable Management and Security Agreement

Gentlemen:

Reference is made to the Restated and Amended Accounts Receivable Management and Security Agreement in effect between us with an effective date of March 23, 1998, as supplemented and amended from time to time (the "Agreement"). Initially capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement.

1. You have advised us that you were in default of certain financial covenants under the Agreement as of the end of your fiscal quarter ending on June 30, 1998 as stated below, and you have requested that we waive the default of such covenants for the fiscal quarter ending June 30, 1998.

a) Specifically you have advised us that you were in default of Section 12(n) of the Agreement (the "Tangible Net Worth Covenant") for the fiscal quarter ending June 30, 1998. The Tangible Net Worth Covenant for the fiscal quarter ending June 30, 1998, required you to have a Tangible Net Worth of $38,000,000.00, but your actual Tangible Net Worth at the end of such fiscal quarter was $32,787,000.00.

b) You have also advised us that you were in default of Section 12(o) of the Agreement (the "Net Income Covenant") for the fiscal quarter ending June 30, 1998. The Net Income Covenant for the fiscal quarter ending June 30, 1998 required you to have a net income of $1,000,000.00 but your actual net income for such fiscal quarter was ($3,163,000.00).

c) You further advised us that you were in default of Section 12(p) of the Agreement (the "Debt Coverage Covenant") for the fiscal quarter ending June 30, 1998. The Debt Coverage Covenant for the fiscal quarter ending June 30, 1998 required you to have a Debt Coverage ratio of 0.60 to 1.00 but your actual Debt Coverage Ratio for such fiscal quarter was 0.10 to 1.00.

We hereby waive your defaults under the financial covenants referred to in
Section 1(a), 1(b) and 1(c) above for the specific fiscal quarter stated above provided that the actual figures for such fiscal quarter are not less than as stated in 1(a), 1(b) and 1(c) above as your actual figures for such fiscal quarter.

In consideration of our waiver as outlined in the immediately preceding paragraph, you agree to pay us a waiver fee of $35,000.00 and you hereby authorize us to automatically charge your account with us with the amount of such waiver fee.

2. It is hereby further agreed by and between us that effective as of August 1, 1998, (the "Amendment Effective Date,") the Agreement shall be amended as follows:

(a) the definition of "Alternate Base Rate Margin" as stated in Section 1(A) of the Agreement shall be deleted in its entirety and replaced by the following:

"Alternate Base Rate Margin" means one percent (1%)."

(b) "The definition of "Ancillary Agreements" as stated in Section 1(a) of the Agreement shall be amended by deleting the last three lines of such definition and replacing it with the following:

"hereafter executed by or on behalf of the Borrower and delivered to Lender, relating to this agreement or to the transactions contemplated by this agreement. It is the intent that all Ancillary Agreements as herein defined which have been executed and delivered by the Borrower to the Lender relating to the Original Agreement shall remain in full force and effect and apply equally to this Restated and Amended Accounts Receivable Management and Security Agreement."

(c) the definition of "Overadvance Rate" as stated in Section 1(A) of the Agreement shall be deleted in its entirety and replaced by the following:

"Overadvance Rate" means a rate equal to one (1%) percent per annum in excess of the Contract Rate."

(d) the definition of "Spare Parts Inventory Availability" as stated in Section 1(A) of the Agreement shall be deleted in its entirety and replaced by the following:

"Spare Parts Inventory Availability" means the lesser of (a) the Spare Parts Inventory Sublimit or (b) 40% of the Orderly Liquidation Value of Borrower's Eligible Inventory, as reported on a monthly inventory designation submitted and certified by the Borrower substantially in the form attached hereto as Exhibit Z ("Spare Parts Inventory Advance Rate")."

(e) the definition of "Spare Parts Inventory Sublimit" as stated in Section l(A) of the Agreement shall be deleted in its entirety and replaced by the following:

"Spare Parts Inventory Sublimit" shall mean $5,500,000.00."

(f) the Agreement is hereby amended by deleting Section 5(b)(i) of the Agreement in its entirety and replacing with the following:

"(i) Audit Fee. Upon Lender's performance of any collateral monitoring - namely any field examination, collateral analysis or other business analysis, the need for which is to be determined by Lender and which monitoring is undertaken by Lender or for Lender's benefit, an amount equal to $750.00 per day, per person, for each person employed to perform such monitoring together with all reasonable out-of-pocket costs, disbursements and expenses incurred by the Lender and the person performing such collateral monitoring shall be charged to Borrower's account," such fee subject to a cap of $40,000 per annum provided Borrower is not in default.

(g) the Agreement is hereby amended by deleting the figures of "$42,000,000.00" and "$43,000,000.00" appearing in the "Amount" column in Section 12(n) of the Agreement opposite the fiscal quarters ending on September 30, 1998 and December 31, 1998 and replacing such figures with the following figures respectively:

"$29,750,000.00
$22,600,000.00"

(h) the Agreement is hereby amended by deleting the figures of "$3,700,000.00" and "$2,000,000.00" appearing in the "Amount" column in Section 12(o) of the Agreement opposite the 1998 and replacing such figures with the following figures respectively:

"($2,750,000.00)
($7,500,000.00)"

(i) Section 12(p) of the Agreement is hereby amended to provide that the Borrower shall maintain the following Debt Coverage Ratio for each of the following fiscal quarters all as stated below:

"9/30/98                   0.25 to 1.00
12/31/98                   (1.25) to 1.00
3/31/99                    0.20 to 1.00
6/30/99                    1.00 to 1.00
9/30/99                    1.00 to 1.00
12/31/99                   1.00 to 1.00
3/31/00                    0.60 to 1.00
6/30/00 and at all
times thereafter           1.00 to 1.00

(j) the Agreement is hereby amended by deleting Section 18(k) of the Agreement in its entirety and replacing it with the following:

"(k) Deliberately left blank."

(k) "Change in Ownership" shall not be deemed an Event of Default, provided that such Change in Ownership is not made to a party with which United States persons would not be permitted to conduct business or against which the United States Government shall have imposed sanctions provided that the parties to which a Change in Ownership is made shall be otherwise acceptable to the Lender and the Lender shall have given its prior written approval to such Change in Ownership, which approval shall not be unreasonably withheld.

(1) the Agreement is hereby further amended so as to remove the option of the Borrower to designate any Revolving Credit Advance or Loan to be a LIBOR Rate Loan. After the Amendment Effective Date, all Loans under the Agreement shall be Alternate Base Rate Loans.

(m) in addition to all other remedies available to the Lender pursuant to
Section 19 of the Agreement at law or under the terms of the Agreement, all of Lender's obligations to make Loans, including but not limited to Revolving Credit Advances, to the Borrower shall terminate upon the occurrence of a Contingent Event of Default or an Event of Default.

Our waiver of your defaults of the financial covenants under the agreement as described hereinabove shall .apply only to and be made only with respect to the specific financial covenants listed here and above and only with respect to the fiscal quarter ending on June 30, 1998. No other waiver with respect to any other default or any other provision, covenant or Section of the Agreement or with respect to any other period is hereby made or given, nor shall any such other waiver be implied, by anything contained in this letter agreement. We reserve any and all rights and remedies which we may have under the Agreement and/or the Amendment contained herein other than as they relate to the specific waivers herein given.

Except as herein specifically amended, the Agreement shall remain in full force and effect in accordance with its Original terms, except as previously amended.

If the foregoing accurately reflects our understanding, kindly sign the enclosed copy of this letter and return it to our office as soon as practicable.

Very truly yours ,
BNY FINANCIAL CORPORATION


By:      ____________________
Title:   ____________________




AGREED AND ACCEPTED:
WORLD AIRWAYS, INC.


By:      ___________________
Title:   ___________________